Exhibit 8.2

munther • goodrum • sperry

CHARTERED - ATTORNEYS AT LAW
Innovative solutions for a changing world

October 26, 2007

Board of Directors
Home Federal MHC
Home Federal Bancorp, Inc.
Home Federal Bank
500 12th Avenue South
Nampa, Idaho 83651

Re:

Idaho Income Tax Consequences Relating to Proposed Conversion of Home Federal MHC from the Mutual to Stock Form of Organization and Related Transactions Pursuant to the Plan of Conversion and Reorganization, as amended

Gentlemen:

          In accordance with your request, set forth herein is the opinion of this firm relating to the Idaho tax consequences of the proposed transactions (collectively, the “Conversion and Reorganization”), more fully described below, pursuant to which (i) Home Federal MHC (“Mutual Holding Company”), a federally-chartered mutual holding company, will convert to the stock form of organization, and (ii) the formation of Home Federal Bancorp, Inc. (“Holding Company”), a Maryland stock corporation, which will become the owner of 100 percent of the stock of Home Federal Bank (“Savings Bank”), a federally-chartered stock savings bank. We are rendering this opinion pursuant to Section III K. of the Plan of Conversion and Reorganization, as amended (the “Plan”) adopted by the Board of Directors of Mutual Holding Company, the Savings Bank and Home Federal Bancorp, Inc. (“Mid-Tier Holding Company”), a federally-chartered stock corporation, which currently owns 100 percent of the stock of the Savings Bank. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

The Conversion and Reorganization will be effected, pursuant to the Plan, as follows:

1.	The Savings Bank will form Holding Company as a first tier subsidiary.

2.	The Holding Company will form Interim Three, a federal interim stock savings bank, as a first tier subsidiary.

3.	The Mutual Holding Company will convert to Interim Two, a federal interim stock savings bank.

The Mallard Building • 1161 West River Street, Suite 350 • Boise, Idaho 83702
Telephone: (208) 344-4566 • Facsimile: (208) 344-9836
The Lands Building • 1000 North 3rd Street • P. O. Box 2733 • McCall, Idaho 83638
Telephone (208) 724-3838

Board of Directors
Home Federal MHC
Page — 2
October 26, 2007

          4.          The Mid-Tier Holding Company will convert to Interim One, a federal interim stock savings bank, and simultaneously merge with and into the Savings Bank (the “Mid-Tier Holding Merger”). In the Mid-Tier Holding Merger, Interim Two (formerly Mutual Holding Company) will receive, and the Minority Stockholders shall constructively receive, in each case in exchange for their shares of Interim One common stock (i.e. Mid-Tier Holding Company Common Stock), shares of common stock in Savings Bank, representing identical ownership to their previous ownership of Interim One (formerly Mid-Tier Holding Company). All shares of Mid-Tier Holding Company Common Stock owned by Interim Two (formerly Mutual Holding Company) will be, and all shares of Mid-Tier Holding Company Common Stock owned by the Minority Stockholders shall be deemed to be, extinguished in the Mid-Tier Holding Company Merger.

          5.          Interim Two (formerly Mutual Holding Company) will merge with and into Savings Bank (the “MHC Merger”). In the MHC Merger, the shares of Savings Bank common stock held by Interim Two (formerly Mutual Holding Company) will be cancelled in exchange for interests granted to Eligible Account Holders and Supplemental Account Holders in the liquidation account to be established by Savings Bank pursuant to Section XIII of the Plan.

          6.          Interim Three will merge with and into Savings Bank (the “Holding Company Merger”). In the Holding Company Merger, (a) Savings Bank common stock constructively received by the Minority Stockholders in the Mid-Tier Holding Company Merger will be converted into shares of Holding Company Common Stock (and cash in lieu of any fractional share interest) based upon the Exchange Ratio, which is designed to assure that the Minority Stockholders will own in the aggregate after completion of the Conversion and Reorganization the same percentage of Holding Company Common Stock as the percentage of Mid-Tier Holding Company Common Stock owned by them immediately prior to the Mid-Tier Holding Company Merger, and before giving effect to: (i) cash paid in lieu of any fractional shares of Holding Company Common Stock and (ii) shares of Conversion Stock purchased by Minority Stockholders in the Offerings; and (b) Interim Three common stock held by Holding Company will be converted into shares of common stock of Savings Bank, resulting in Holding Company owning 100 percent of the stock of Savings Bank.

7. The Holding Company will issue Conversion Stock in the Offerings.

          You have received the September 20, 2007 opinion of Silver, Freedman & Taff, L.L.P. regarding the federal income tax consequences of the Conversion and Reorganization to the Mutual Holding Company, the Savings Bank, the Mid-Tier Holding Company, the Holding Company, the Minority Stockholders of the Mid-Tier Holding Company, and the deposit account holders and members of the Savings Bank and the Mutual Holding Company under the Internal Revenue Code of 1986, as amended (the “Code”).

The Mallard Building • 1161 West River Street, Suite 350 • Boise, Idaho 83702
Telephone: (208) 344-4566 • Facsimile: (208) 344-9836
The Lands Building • 1000 North 3rd Street • P. O. Box 2733 • McCall, Idaho 83638
Telephone (208) 724-3838

Board of Directors
Home Federal MHC
Page — 3
October 26, 2007

          The State of Idaho will, for income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the aforesaid opinion of Silver, Freedman & Taff, L.L.P. and the facts set forth therein (which we have not attempted to verify in any respect) and in reliance thereon, it is our opinion that, under the laws of the State of Idaho, the Idaho state income tax consequences incurred by the parties to the proposed transactions, including the Minority Stockholders, the deposit account holders and members, as a result of the Conversion and Reorganization and the Holding Company formation will be the same as the federal tax consequences. This opinion is subject to the same assumptions, reservations and qualifications as stated in the aforesaid opinion of Silver, Freedman & Taff, L.L.P.

          No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Conversion and Reorganization.

          We hereby consent to the filing of this opinion with the Office of Thrift Supervision as an exhibit to the Application H-(e)l-S filed by the Holding Company with the OTS in connection with the Conversion and Reorganization and the reference to our firm in the Application H-(e)l-S under Item 110.70(a) therein.

          We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-l, the Registration Statement on Form S-4, and with the OTS as an exhibit to the Application for Approval of Conversion on Form AC, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statements and the Application for Approval of Conversion on Form AC, under the headings “The Conversion and Stock Offering – Effects of the Conversion on Depositors and Borrowers - Tax Effects of the Conversion” and “Legal and Tax Opinions.”

Very truly yours,

Forrest R. Goodrum

FRG/lsd

The Mallard Building • 1161 West River Street, Suite 350 • Boise, Idaho 83702
Telephone: (208) 344-4566 • Facsimile: (208) 344-9836
The Lands Building • 1000 North 3rd Street • P. O. Box 2733 • McCall, Idaho 83638
Telephone (208) 724-3838